PRESS RELEASE - September 15, 2006

Court Denies NovaGold’s Motions for Expedited Hearing

Barrick Gold Corporation (ABX: TSX; NYSE) announced that by Order of the Honorable Timothy M. Burgess, United States District Court Judge for the District of Alaska, given on September 14, 2006, the Alaskan Court has denied a series of motions filed by NovaGold Resources Inc. on September 13, 2006 requesting an expedited hearing on its claim relating to Barrick's right to earn a 70% interest in the Donlin Creek project. The Court had already concluded earlier on September 13 that NovaGold's shareholders have been fully informed of the nature of the dispute between Barrick and NovaGold and have sufficient information to determine whether they should tender their shares.

"We are very pleased that the Alaskan Court has promptly dispensed with NovaGold's motions, which were nothing more than another example of the legal manoeuvres employed by NovaGold's management in their continued campaign to frustrate Barrick's attractive offer. The Court has already concluded that shareholders are fully informed - it's time to let them decide," said Greg Wilkins, President and Chief Executive Officer.

The Circular for NovaGold is available on Barrick’s website at www.barrick.com, from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com or the SEC’s website at www.sec.gov.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner. Barrick’s shares are traded on the Toronto, New York, London, Euronext-Paris and Swiss stock exchanges.

INVESTOR CONTACTS: James Mavor Vice President, Investor Relations Tel: (416) 307-7463 Email: jmavor@barrick.com	Mary Ellen Thorburn Director, Investor Relations Tel: (416) 307-7363 Email: mthorburn@barrick.com	MEDIA CONTACT: Vincent Borg Senior Vice President, Corporate Communications Tel: (416) 307-7477 Email: vborg@barrick.com

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Additional Information

On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc. Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Forward-Looking Statements

Certain information included in this press release, including any information as to our future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements." The words "expect", "will", “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company's estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; changes in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of diminishing quantities or grades of reserves; adverse changes in our credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities.

The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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